Coda Octopus Launches Next-Generation Real-Time 3D Sonar

Reimagined, reengineered and repackaged, debut fourth-generation product in Coda’s 4G line, Echoscope4G® Surface, is 50% lighter and 40% smaller

Shallow water applications range from port and harbor security to breakwater construction

ORLANDO, FL, January 16, 2018 – Coda Octopus Group, Inc. (NASDAQ: CODA), a global and peerless leader in real-time 3D sonar technology and real-time subsea intelligence, announces the launch of the first product within its fourth-generation range of sonars, the Echoscope4G® Surface. The patented Coda Octopus Real Time 3D sonar is the world’s only commercially available real-time 3D sonar that uniquely enables vision, mapping and measurement in real time in low or zero visibility conditions underwater. Known industry-wide as having the best-in-class sonar products for multiple applications, Coda Octopus’s next-generation launch (4G) is a new, proprietary and scalable breakthrough for the Company that is built upon 25 years’ experience leading the field.

This first product within its 4G range, Echoscope4G® Surface, is designed for nearly plug-and-play ease of use for shallow water operational needs not to exceed 20 meters (66 feet) water depth. The Surface features a significantly smaller form factor that is 50% lighter and 40% smaller and requires 30% less power than that of the Echoscope® 3G product line – all without compromising real-time 3D image and mapping fidelity, performance or capability. These are important application attributes for the subsea market, as subsea vehicles become smaller and lighter. Whereas the third generation was more compatible with the likes of work-class remotely operated underwater vehicles (ROV) and other vessels, Coda’s reengineered and repackaged 4G range expands the industry-leading technology to a broader number of market applications.

“Our real-time 3D sonar technology, which we brought to the market in 2005, is at the heart of Coda’s growth plans and strategy. Following feedback from our customers and a clear understanding of the key applications and environments in which they use our unique technology, we moved production of the Echoscope® hardware component from Norway to Scotland in 2014 to co-locate with our software development. This was a strategic move designed to re-think and further innovate our technology’s complete system, one which has now culminated in the Surface launch. This initial 4G product launch is an important first step in our efforts to standardize real-time 3D sonar technology in both the commercial and defense imaging sonar markets, as many market applications now require smaller, lighter and less power than our current third generation products. This leap forward is a game changer and potentially paves the way for increased market share,” said Annmarie Gayle, Coda’s Chairman of the Board and CEO. “I could not be prouder of our team that has spent countless hours, both day and night, reimagining a more scalable, agile and readily packaged technology for many applications. We continue to progress multiple new 4G products, which we expect to roll out in the next 18 to 24 months.”

The Echoscope4G® Surface is available in single, dual and XD triple models, offering three independent frequency and 3D volumes to give Coda’s customers a flexible choice for a wide range of target applications. This range in performance of real-time 3D sonar enables tasks from ultra-high-resolution inspection to wide-area mapping from a single, lightweight and easy-to-deploy sensor. Built around Coda Octopus’s patented technology, the Echoscope4G Surface generates a complete 3D model, composed of over 16,000 soundings, from each and every acoustic transmission, and up to 12hz refresh rate. The Surface is neutrally buoyant in water, and features a rugged metal housing for harsh conditions and a fully integrated handle and mounting points for attaching to vessels. Further, this debut 4G product is compatible with the full range of Coda Octopus proprietary 3D software and accessories.

The Surface has undergone extensive regression testing and has two select customer trials underway. Designed for optimum task performance in shallow water, product applications include port and harbor security, law enforcement search and rescue, infrastructure inspection, underwater construction, dredging and rock dumping, and breakwater block placement. The previous third generation of Echoscope® technology has been used extensively in coastal management to create safer harbors and inshore protection, and reduce coastal erosion. The patented technology allows breakwater operators to visualize and track thousands of interlocking blocks into position in real time, to ensure every block placed is aligned so the integrity of the entire structure is stable.

Coda’s Echoscope® technology is in use in over 30 US ports and law enforcement offices, as well as with the US Navy, US Coast Guard and South Korean Navy. Key attributes of this unique 3D real-time technology include improved situational awareness, real-time decision making, increased productivity and enhanced safety, all while maintaining subsea operations in low or zero visibility water conditions.

About Coda Octopus Group, Inc.

Originally founded in 1994 as Coda Technologies, the Coda Octopus Group’s patented real-time 3D subsea sonar technology, Echoscope®, enables real-time 3D imaging and mapping in zero visibility conditions underwater, and is used globally in numerous applications including defense, marine construction, oil and gas subsea infrastructure installation and surveys, and port and harbor security. For further information, please visit http://www.codaoctopusgroup.com or contact us at: coda@codaoctopusgroup.com.

Forward Looking Statement

This press release contains forward-looking statements concerning Coda Octopus Group, Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include, without limitation, statements regarding the Company’s expectations for the growth of the Company’s operations and revenue. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, customer demand for our products and market prices; the outcome of our ongoing research and development efforts relating to our products including our patented real time 3D solutions; our ability to develop the sales force required to achieve our development and other examples of forward looking statement set forth in our registration statement on Form 10 filed with the Securities and Exchange Commission on March 29, 2017. Coda Octopus Group, Inc. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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